Exhibit s.4
The information in this preliminary prospectus supplement, which relates to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated _______, 20__

FORM OF PROSPECTUS SUPPLEMENT
(To prospectus dated __________, 20__)

Tortoise Pipeline & Energy Fund, Inc.
___% Series ____ Mandatory Redeemable Preferred Shares
Liquidation Preference $____ per share
Mandatorily Redeemable _____________

Tortoise Pipeline & Energy Fund, Inc. (the “Company,” “we” or “our”) is a nondiversified, closed-end management investment company. Our investment objective is to seek a high level of total return with an emphasis on current distributions paid to stockholders. We seek to provide our stockholders with an efficient vehicle to invest in a portfolio consisting primarily of equity securities of North American pipeline companies that transport natural gas, natural gas liquids (“NGLs”), crude oil and refined products and to a lesser extent, in other energy infrastructure companies. Under normal circumstances, we invest at least 80% of our total assets (including assets obtained through leverage) in equity securities of pipeline and other energy infrastructure companies. More than 75% of these companies will generally be structured as corporations or limited liability companies domiciled in the United States or Canada. We may invest up to 25% of our total assets in master limited partnerships (“MLPs”). We may invest up to 30% of our total assets in unregistered or otherwise restricted securities, primarily through direct investments, and will not invest in private companies. We may invest up to 20% of its total assets in debt securities, including those rated below investment grade. We will not invest more than 10% of our total assets in any single issuer and will not engage in short sales. We also write covered call options to seek to enhance long-term return potential across economic environments, increase current income and mitigate portfolio risk through option income.

We have elected to be treated as a regulated investment company under the Internal Revenue Code.

We are offering our mandatory redeemable preferred stock (referred to as “Mandatory Redeemable Preferred Shares” or “MRP Shares”) with an aggregate liquidation preference of $________ in this prospectus supplement. This prospectus supplement is not complete and should be read in conjunction with our prospectus dated _____, 20__ the “accompanying prospectus”). This prospectus supplement does not include all of the information that you should consider before purchasing any MRP Shares. You should read this prospectus supplement and the accompanying prospectus prior to purchasing any MRP Shares.

Investors in MRP Shares will be entitled to receive cash dividends at an annual rate of __% per annum. Dividends on the MRP Shares will be payable monthly. The initial dividend period for the MRP Shares will commence on the issue date and end on ________, 20__. Each subsequent dividend period will be a calendar month (or the portion thereof occurring prior to the redemption of such MRP Shares). Dividends will be paid on the first business day of the month next following a dividend period and upon redemption of the MRP Shares. Dividends with respect to any monthly dividend period will be declared and paid to holders of record of MRP Shares as their names appear on our books and records at the close of business on the 15th day of such monthly dividend period (or if such day is not a business day, the next preceding business day).

We are required to redeem the MRP Shares on _________, 20___. In addition, MRP Shares are subject to optional and mandatory redemption by us in certain circumstances described in this prospectus supplement.

We intend to file an application to list the MRP Shares on the New York Stock Exchange (the “NYSE”) under the symbol “TTP Pr __”. If the application is approved, we expect that trading on such exchange will begin within 30 days after the date of this prospectus supplement, subject to notice of issuance. Prior to the expected commencement of trading on the NYSE, the underwriters do not intend to make a market in the MRP Shares, and a market for the MRP Shares is not expected to develop. Consequently, it is anticipated that, prior to the commencement of trading on the NYSE, an investment in MRP Shares will be illiquid.

Investing in MRP Shares involves certain risks. See “Risk Factors” beginning on page ___ of the accompanying prospectus and “Risks of Investing in Mandatory Redeemable Preferred Shares” beginning on page S-__ of this prospectus supplement.

______________________

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before offering expenses, to us(1)	$	$
______________________
(1)	The aggregate offering expenses are estimated to be $_____________, all of which will be borne by us.

[We have granted the underwriters the option to purchase up to an additional ______ MRP Shares from us at the public offering price, less the underwriting discount, to cover over-allotments, if any, within __ days from the date of this prospectus supplement. If the underwriters exercise their overallotment option, the total public offering price will be $_____ and the total underwriting discount will be $________. The proceeds to us will then be $_________, before deducting offering expenses.]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The MRP Shares will be ready for delivery to purchasers on or about _________, 20___.
______________________

[Insert Underwriters]
______________________

The date of this prospectus supplement is _________, 20___.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-
Use of Proceeds	S-
Capitalization	S-
Financial Highlights	S-
Asset Coverage Requirements	S-
Effective Leverage Ratio Requirement	S-
Description of Mandatory Redeemable Preferred Shares	S-
Federal Income Tax Matters	S-
Risks of Investing in Mandatory Redeemable Preferred Shares	S-
Underwriting	S-
Legal Matters	S-
Where You Can Find More Information	S-

Prospectus

Prospectus Summary
Summary of Company Expenses
Financial Highlights
Senior Securities
Market and Net Asset Value Information
Use of Proceeds
The Company
Investment Objective and Principal Investment Strategies
Leverage
Risk Factors
Management of the Company
Closed-End Company Structure
Certain Federal Income Tax Matters
Determination of Net Asset Value
Automatic Dividend Reinvestment Plan
Description of Securities
Rating Agency Guidelines
Certain Provisions in the Company’s Charter and Bylaws
Selling Stockholders
Plan of Distribution
Administrator and Custodian
Legal Matters
Available Information
Table of Contents of The Statement of Additional Information

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in the statement of additional information. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities where the offer is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus and in the statement of additional information is accurate only as of the dates on their respective covers. Our business, financial condition and prospects may have changed since such dates. We will advise investors of any material changes to the extent required by applicable law.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the statement of additional information contain forward-looking statements. Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this prospectus supplement as well as in the accompanying prospectus. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the conditions in the U.S. and international financial, petroleum and other markets, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the Securities and Exchange Commission (the “SEC”).

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of the prospectus accompanying this prospectus supplement. All forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus are made as of the date of this prospectus supplement or the accompanying prospectus, as the case may be. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors” section of the prospectus accompanying this prospectus supplement. We urge you to review carefully these sections for a more complete discussion of the risks of an investment in MRP Shares.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and the offering but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and accompanying prospectus and in the statement of additional information, especially the information set forth under the heading “Risk Factors” beginning on page ___ of the accompanying prospectus and “Risks of Investing in Mandatory Redeemable Preferred Shares” beginning on page S‑__. When used in this prospectus supplement, the terms “we,” “us,” and “our” refer to Tortoise Pipeline & Energy Fund, Inc. unless specified otherwise.

The Company

We seek to provide our stockholders with an efficient vehicle to invest in a portfolio consisting primarily of equity securities of North American pipeline companies that transport natural gas, natural gas liquids (“NGLs”), crude oil and refined products and to a lesser extent, in other energy infrastructure companies. Our investment objective is to seek a high level of total return with an emphasis on current distributions paid to stockholders. For purposes of our investment objective, total return includes capital appreciation of, and all distributions received from, securities in which we invest regardless of the tax character of the distributions. We consider our investment objective a nonfundamental investment policy. We cannot assure you that we will achieve our investment objective.

We are a nondiversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). We were organized as a corporation on July 19, 2011, pursuant to a charter (the “Charter”) governed by the laws of the State of Maryland. Our fiscal year ends on November 30. We commenced operations in October 2011 following our initial public offering. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “TTP.” As of _________, 20__, we had net assets of approximately $_____ million attributable to our common stock. As of _________, 20__, we had outstanding $___ million of our Mandatory Redeemable Preferred Stock (the “Tortoise Preferred Shares”) and $___ million of our privately placed Senior Notes (the “Tortoise Notes”).

Investment Adviser

Tortoise Capital Advisors, L.L.C. (the “Adviser”), a registered investment adviser specializing in managing portfolios of securities of master limited partnerships (“MLPs”) and other energy companies, serves as our investment adviser. As of _____, 20__, our Adviser managed investments of approximately $____ billion in the energy sector, including the assets of publicly traded closed-end management investment companies, open-end funds, private funds and other accounts. The Adviser’s investment committee relative to the Company is comprised of six individuals. The principal business address of the Adviser is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

Portfolio Investments

Under normal circumstances, we invest at least 80% of our total assets (including assets obtained through leverage) in equity securities of pipeline and other energy infrastructure companies. More than 75% of these companies will generally be structured as corporations or limited liability compass domiciled in the United States or Canada. We may invest up to 25% of our total assets in master limited partnerships (“MLPs”). We also write covered call options to seek to enhance long-term return potential across economic environments, increase current income and mitigate portfolio risk through option income. We typically expect to write call options that are approximately 5-15% out-of-the-money on approximately 20% of the total value of our portfolio, although these percentages may vary depending on the cash flow requirements of the portfolio and our Adviser’s assessment of market conditions. Our covered call strategy is focused on other energy companies that are integral links in the value chain for pipeline companies. See “Investment Objective and Principal Investment Strategies” in the accompany prospectus.

As of ___________, 20__, our portfolio investments were approximately $___ billion. Our top 10 holdings by issuer as of that date were:

Name	Market Value (in millions)	Percentage of Investment Securities(1)

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Total
______________________

(1)	Percent of investments and cash equivalents.

Recent Developments

[To be furnished at the time of offering]

The Offering

MRP Shares Offered
______ MRP Shares, $____ liquidation preference per share ($________ aggregate liquidation preference) (or _________ MRP Shares ($____ aggregate liquidation preference) if the underwriters exercise their over-allotment option in full).

Dividend Rate
MRP Shares will pay a monthly cash dividend at a rate of ___% per annum. The dividend rate is subject to adjustment (but will not in any event be lower than __%) in certain circumstances. See “Description of Mandatory Redeemable Preferred Shares-Dividends and Dividend Periods-Fixed Dividend Rate,” “Description of Mandatory Redeemable Preferred Shares-Dividends and Dividend Periods-Adjustment to Fixed Dividend Rate-Ratings” and “Description of Mandatory Redeemable Preferred Shares-Dividends and Dividend Periods-Default Rate-Default Period.”

Dividend Payments
The holders of MRP Shares will be entitled to receive cash dividends when, as and if, authorized by the Board of Directors and declared by us, out of funds legally available therefore. Dividends on the MRP Shares will be payable monthly. The initial dividend period for the MRP Shares will commence on _________, 20__ (the “Original Issue Date”) and end on _______, 20__ (the “Initial Dividend Period”). Each subsequent dividend period will be a calendar month (or the portion thereof occurring prior to the redemption of such MRP Shares) (each dividend period a “Dividend Period”). Dividends will be paid on the first Business Day of the month next following the last day of a Dividend Period and upon redemption of the MRP Shares (each payment date a “Dividend Payment Date”). Dividends with respect to any monthly Dividend Period will be declared and paid to holders of record of the MRP Shares as their names appear on our books and records at the close of business on the 15th day of such monthly Dividend Period (or if such day is not a Business Day, the next preceding Business Day). See “Description of Mandatory Redeemable Preferred Shares - Dividends and Dividend Periods.”

Redemption
We are required to redeem the MRP Shares on _______, 20__. We may redeem the MRP shares at any time following the Initial Dividend Period, although this optional redemption is limited during the first ___ year[s] the MRP Shares are outstanding as described under “Description of Mandatory Redeemable Preferred Shares - Redemption - Optional Redemption.” In addition, the MRP Shares are subject to mandatory redemption by us in certain circumstances. See “Description of Mandatory Redeemable Preferred Shares-Redemption.”

Use of Proceeds
We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, will be approximately $__ million (or $___ million if the underwriters exercise the over‑allotment option in full).

We intend to use all of the net proceeds of this offering to invest in energy infrastructure companies in accordance with our investment objective and policies or for working capital purposes. See “Use of Proceeds.”

NYSE Listing
We intend to file an application to list the MRP Shares on the NYSE under the symbol “TYG Pr __”. If the application is approved, we expect that trading on such exchange will begin within 30 days after the date of this prospectus supplement, subject to notice of issuance. Prior to the expected commencement of trading on the NYSE, the underwriters do not intend to make a market in the MRP Shares, and a market for the MRP Shares is not expected to develop. Consequently, it is anticipated that, prior to the commencement of trading on the NYSE, an investment in MRP Shares will be illiquid.

Ratings
There can be no assurance that any rating obtained in connection with the offering of MRP Shares will be maintained at the level originally assigned through the term of the MRP Shares. The dividend rate payable on the MRP Shares will be subject to an increase in the event that the rating of the MRP Shares by __________ is downgraded below ___ or if no other nationally recognized statistical rating organization (“NRSRO”) is then rating the MRP Shares. See “Description of Mandatory Redeemable Preferred Shares-Dividends and Dividend Periods-Adjustment to Fixed Dividend Rate-Ratings.” The Board of Directors has the right to terminate the designation of a rating agency for purposes of the MRP Shares. In such event, any rating of such rating agency, to the extent it would have been taken into account in any of the provisions of the MRP Shares which are described in this prospectus supplement or included in the Articles Supplementary, will be disregarded, and only the ratings of any then-designated NRSRO will be taken into account.

Federal Income Tax Matters
Under present law, we believe that the MRP Shares will constitute equity, and thus distributions with respect to the MRP Shares will generally constitute dividends to the extent of our allocable current or accumulated earnings and profits, as calculated for federal income tax purposes. Such dividends generally will be taxable as ordinary income to holders and are expected to be eligible for the dividends received deduction available to corporate stockholders under Section 243 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). See “Federal Income Tax Matters” in this prospectus supplement.

Redemption and Paying Agent	Computershare Trust Company, N.A.

Risk Factors
See “Risk Factors” and other information included in the accompanying prospectus, as well as “Risks of Investing in Mandatory Redeemable Preferred Shares” in this prospectus supplement, for a discussion of factors you should carefully consider before deciding to invest in MRP Shares.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $___________ after deducting the underwriting discount and our estimated offering expenses, or $_____________ if the underwriters exercise their overallotment option in full. We intend to use the net proceeds of this offering to invest in energy infrastructure companies in accordance with our investment objective and policies or for working capital purposes. Pending such investments, we anticipate (i) repaying short-term debt outstanding under our credit facility or (ii) investing in short-term securities issued by the U.S. government or its agencies or instrumentalities or in short-term debt obligations or money market instruments.

CAPITALIZATION

The following table sets forth our capitalization: (i) as of _______, 20__, (ii) pro forma to reflect the subsequent borrowing under our credit facility through the date of this prospectus supplement, [the issuance of [describe securities] on ________, 20__] and (iii) pro forma as adjusted to reflect the issuance of the MRP Shares offered hereby. As indicated below, common stockholders will bear the offering costs associated with this offering.

[TO BE FURNISHED AT TIME OF OFFERING]

FINANCIAL HIGHLIGHTS

Information contained in the table below under the heading “Per Common Share Data” and “Supplemental Data and Ratios” shows our per common share operating performance. Except when noted, the information in this table is derived from our financial statements audited by Ernst & Young LLP, whose report on such financial statements is contained in our 20__ Annual Report and incorporated by reference into the statement of additional information, both of which are available from us upon request. The information as of __________, 20__ and for the period from December 1, 20__ through ___________, 20__ appears in our unaudited interim financial statements as filed with the SEC in our most recent stockholder report for the period ended ______________, 20__. See “Where You Can Find More Information” in this prospectus supplement.

[TO BE FURNISHED AT TIME OF OFFERING]

ASSET COVERAGE REQUIREMENTS

The 1940 Act and _________ impose asset coverage requirements that may limit our ability to engage in certain types of transactions and may limit our ability to take certain actions without confirming with __________ that such action will not impair any rating that is provided.

We are required to satisfy two separate asset maintenance requirements with respect to outstanding Tortoise Preferred Shares: (1) we must maintain assets in our portfolio that have a value, discounted in accordance with guidelines set forth __________, at least equal to the aggregate liquidation preference of the Tortoise Preferred Shares, plus specified liabilities, payment obligations and other amounts as set forth by __________ (the “MRP Shares Basic Maintenance Amount”); and (2) we must satisfy the 1940 Act asset coverage requirements. Further details of the components of the MRP Shares Basic Maintenance Amount can be found in the Articles Supplementary. ____________ may amend its guidelines from time to time.

In order to meet the 1940 Act asset coverage requirements, we must maintain, with respect to outstanding Tortoise Preferred Shares, asset coverage of at least 200%. Notwithstanding the foregoing, we have agreed, while the MRP Shares are outstanding, to maintain asset coverage of at least 225% (the “MRP Shares Asset Coverage”). We estimate that based on the composition of our portfolio as of __________, 20___, assuming the issuance of all MRP Shares offered hereby, the redemption of all of our outstanding MRP A Shares, the payment of distributions to common stockholders on _________, 20__, and __________, 20__, the issuance of common stock pursuant to our dividend reinvestment plan and under our at-the-market offering program and giving effect to the deduction of the underwriting discounts and commissions and estimated offering costs of $_____________, our asset coverage would be:

Value of Company assets less all liabilities and indebtedness not represented by senior securities	=	$	=	___%
Senior securities representing indebtedness, plus the aggregate liquidation preference of Tortoise Preferred Shares		$

A copy of the current NRSRO rating guidelines will be provided to any holder of MRP Shares promptly upon written request by such holder to us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211, attention: Secretary. See “Rating Agency Guidelines” in the accompanying prospectus for a more detailed description of our asset maintenance requirements.

EFFECTIVE LEVERAGE RATIO REQUIREMENT

If our Effective Leverage Ratio exceeds ____% as of the close of business on any Business Day (the “Effective Leverage Ratio Requirement”), the MRP Shares are subject to mandatory redemption as provided below. The “Effective Leverage Ratio” on any date means the quotient of the sum of (A) the aggregate liquidation preference of our “senior securities” (as that term is defined in the 1940 Act) that are stock for purposes of the 1940 Act, excluding, without duplication, (1) any such senior securities for which we have issued a notice of redemption and either have delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the paying agent for such senior securities or otherwise have adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption and (2) any such senior securities that are to be redeemed with net proceeds from the sale of the MRP Shares, for which we have delivered Deposit Securities or sufficient funds to the Paying Agent or otherwise have adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption; and (B) the aggregate principal amount of our “senior securities representing indebtedness” (as that term is defined in the 1940 Act); divided by the market value (determined in accordance with our valuation procedures) of our total assets (including amounts attributable to senior securities), less the amount of our accrued liabilities (other than liabilities represented by senior securities, including floating rate securities).

DESCRIPTION OF MANDATORY REDEEMABLE PREFERRED SHARES

The following is a brief description of the terms of the MRP Shares. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the more detailed description of the Mandatory Redeemable Preferred Shares in the Articles Supplementary, a copy of which is filed as an exhibit to our registration statement.

General

Our Charter authorizes the issuance of up to ___________ shares of preferred stock, par value $0.001 per share, with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as determined by the Board of Directors without the approval of common stockholders. In addition, the Board of Directors, without any action by our stockholders, may amend our Charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we have authority to issue. The MRP Shares have a liquidation preference of $____ per share, plus all accumulated but unpaid dividends (whether or not earned or declared) to the date of final distribution. The MRP Shares when issued and sold through this offering (1) will be fully paid and non-assessable, (2) will not be convertible into shares of our common stock or any other security, and (3) will have no preemptive rights. The MRP Shares will be subject to optional and mandatory redemption as described below under “Redemption.”

Holders of MRP Shares will not receive certificates representing their ownership interest in such shares. The Depository Trust Company (“DTC”) will initially act as Securities Depository with respect to the MRP Shares.

Computershare Trust Company, N.A. will act as the transfer agent, registrar, and paying agent (“Paying Agent”) for the MRP Shares. Furthermore, the Paying Agent will send notices to holders of MRP Shares of any meeting at which holders of MRP Shares have the right to vote. See “Description of Securities - Preferred Stock - Voting Rights” in the accompanying prospectus. However, the Paying Agent generally will serve merely as our agent, acting in accordance with our instructions.

We will have the right (to the extent permitted by applicable law) to purchase or otherwise acquire any MRP Shares, so long as we are current in the payment of dividends on the MRP Shares and on any of our other Tortoise Preferred Shares.

Dividends and Dividend Periods

General. Holders of MRP Shares will be entitled to receive cash dividends, when, as and if authorized by the Board of Directors and declared by us, out of funds legally available therefor, on the initial Dividend Payment Date with respect to the Initial Dividend Period and, thereafter, on each Dividend Payment Date with respect to a subsequent Dividend Period at the rate per annum (the “Dividend Rate”) equal to the Applicable Rate (or the Default Rate) for each Dividend Period. The Applicable Rate is computed on the basis of a 360 day year consisting of twelve 30 day months. Dividends so declared and payable shall be paid to the extent permitted under Maryland law and to the extent available and in preference to and priority over any distribution declared and payable on our common stock. For a description of the tax treatment of distributions paid on the MRP Shares, see “Federal Income Tax Matters” in this prospectus supplement.

Fixed Dividend Rate. The Applicable Rate is an annual rate of ___% for MRP Shares and may be adjusted upon a change in the credit rating of the MRP Shares.

Payment of Dividends and Dividend Periods. Dividends on the MRP Shares will be payable monthly. The Initial Dividend Period for the MRP Shares will commence on, and include, the Original Issue Date and end on __________, 20__. Each subsequent Dividend Period will be a calendar month (or the portion thereof occurring prior to the redemption of such MRP Shares). Dividends will be paid on the first Business Day following the last day of the Dividend Period and upon redemption of the MRP Shares (each payment date a “Dividend Payment Date”). Dividends with respect to any monthly Dividend Period will be declared and paid to holders of record of MRP Shares as their names shall appear on our books and records at the close of business on the 15th day of such monthly Dividend Period (or if such day is not a Business Day, the next preceding Business Day). Dividends payable on any MRP Shares for any period of less than a full monthly Dividend Period, including in connection with the Initial Dividend Period for such MRP Shares or upon any redemption of such shares on any redemption date other than on a Dividend Payment Date, will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed for any period of less than one month.

Adjustment to Fixed Dividend Rate-Ratings. So long as MRP Shares are rated on any date no less than “___” by ___________, then the Dividend Rate will be equal to the Applicable Rate. If the highest credit rating assigned on any date to outstanding MRP Shares by _______ is equal to one of the ratings set forth in the table below, the Dividend Rate applicable to such outstanding MRP Shares for such date will be adjusted by adding the respective enhanced dividend amount (which shall not be cumulative) set forth opposite such rating to the Applicable Rate.

Dividend Rate Adjustment Schedule

Rating	Enhanced Dividend Amount

We will at all times use our reasonable best efforts to cause at least one NRSRO to maintain a current rating on the outstanding MRP Shares. If no NRSRO is rating outstanding MRP Shares, the Dividend Rate applicable to the MRP Shares for such date shall be a rate equal to the Applicable Rate plus ____%, unless the Dividend Rate is the Default Rate, in which case the Dividend Rate shall remain the Default Rate.

The Board of Directors has the right to terminate the designation of a rating agency for purposes of the MRP Shares. In such event, any rating of such rating agency to the extent it would have been taken into account in any of the provisions of the MRP Shares which are described in this prospectus supplement or included in the Articles Supplementary, will be disregarded. If an NRSRO replaces any credit rating used in the determination of the Dividend Rate with a replacement credit rating, references to the replaced credit rating shall thereafter refer to the replacement credit rating. No adjustment to the Dividend Rate shall result in the Dividend Rate being less than the Applicable Rate.

Default Rate - Default Period. The Dividend Rate will be the Default Rate in the following circumstances. Subject to the cure provisions below, a “Default Period” with respect to MRP Shares will commence on a date we fail to deposit irrevocably in trust in same-day funds, with the Paying Agent by 12:00 noon, New York City time, (i) the full amount of any dividends on the MRP Shares payable on the Dividend Payment Date (a “Dividend Default”) or (ii) the full amount of any redemption price payable on such Redemption Date (a “Redemption Default” and, together with a Dividend Default, hereinafter referred to as a “Default”).

Subject to the cure provisions in the next paragraph below, a Default Period with respect to a Dividend Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all accumulated but unpaid dividends (whether or not earned or declared) and any unpaid redemption price shall have been deposited irrevocably in trust in same-day funds with the Paying Agent. In the case of a Dividend Default, the Dividend Rate for each day during the Default Period will be equal to the Default Rate. The “Default Rate” for any calendar day shall be equal to the Applicable Rate in effect on such day plus ____ percent (___%) per annum.

No Default Period with respect to a Dividend Default or Redemption Default will be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to our willful failure) is deposited irrevocably in trust, in same-day funds with the Paying Agent by 12:00 noon, New York City time, within three Business Days after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount and period of such non-payment based on the number of days comprising such period divided by 360.

Mechanics of Payment of Dividends. Not later than 3:00 p.m., New York City time, on the Business Day next preceding each Dividend Payment Date, we are required to deposit with the Paying Agent sufficient funds for the payment of dividends. We do not intend to establish any reserves for the payment of dividends. All amounts paid to the Paying Agent for the payment of dividends will be held in trust for the payment of such dividends to the holders of MRP Shares. Dividends will be paid by the Paying Agent to the holders of MRP Shares as their names appear on our books and records at the close of business on the 15th day of any such Dividend Period. Dividends that are in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date. Such payments are made to holders of MRP Shares as their names appear on our books and records on a date not exceeding 15 calendar days preceding the payment date thereof, as may be fixed by the Board of Directors. Any payment of dividends in arrears will first be credited against the earliest accumulated but unpaid dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on any MRP Shares which may be in arrears. See “- Default Rate - Default Period.”

Upon failure to pay dividends for two years or more, the holders of MRP Shares will acquire certain additional voting rights. See “Description of Securities - Preferred Stock - Voting Rights” in the accompanying prospectus. Such rights shall be the exclusive remedy of the holders of MRP Shares upon any failure to pay dividends on MRP Shares.

Redemption

Term Redemption. We are required to provide for the mandatory redemption of all of the MRP Shares on ____________, 20__ (the “Term Redemption Date”), at a redemption price equal to the liquidation preference per share, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared but excluding interest thereon) to, but excluding, the Term Redemption Date (the “Redemption Price”).

Optional Redemption. To the extent permitted under the 1940 Act and Maryland law, we may, at our option, redeem MRP Shares, in whole or in part, out of funds legally available therefor, at any time and from time to time upon not more than 40 calendar days’ prior notice. This optional redemption is not available during the Initial Dividend Period and is limited during the first ____ year[s] the MRP Shares are outstanding to situations in which the MRP Shares Asset Coverage is greater than ____%, but less than ____% for any five Business Days within a ten-Business Day period. The optional redemption price per MRP Share shall be equal to the liquidation preference per share, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared but excluding interest thereon) to, but excluding, the date fixed for redemption, plus $0.___ per share if redeemed any time on or prior to __________, 20__, or the applicable Optional Redemption Premium per share (as calculated below) if redeemed any time after _________, 20__. The “Optional Redemption Premium” with respect to each MRP Share will be an amount equal to:

·	if the optional redemption occurs after ________, 20__ and on or prior to _______, 20__, $0.___ per share;

·	if the optional redemption occurs after _________, 20__ and on or prior to ________, 20__, $0.___ per share; or

·	if the optional redemption occurs after _________, 20__ and prior to the Term Redemption Date, $0.00 per share.

If fewer than all of the outstanding MRP Shares are to be redeemed in an optional redemption, we shall allocate the number of shares required to be redeemed pro rata among the Holders of MRP Shares in proportion to the number of shares they hold, by lot or by such other method as we shall deem fair and equitable.

We shall not effect any optional redemption unless on the date of such notice and on the date fixed for the redemption, (i) we have available certain Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a value not less than the amount (including any applicable premium) due to holders of MRP Shares by reason of the redemption of MRP Shares on such date fixed for the redemption, and (ii) we would satisfy the MRP Shares Basic Maintenance Amount and Effective Leverage Ratio Requirement immediately subsequent to such redemption, if such redemption were to occur on such date.

We also reserve the right to repurchase MRP Shares in market or other transactions from time to time in accordance with applicable law and at a price that may be more or less than the liquidation preference of the MRP Shares, but we are under no obligation to do so.

Mandatory Redemption. If, while any MRP Shares are outstanding, we fail to satisfy the MRP Shares Asset Coverage, MRP Shares Basic Maintenance Amount or Effective Leverage Ratio Requirement as of the close of business on the last Business Day of any week, and such failure is not cured as of the close of business on the date that is 30 days after such Business Day (a “Cure Date”), the MRP Shares will be subject to mandatory redemption out of funds legally available therefor at the Redemption Price. See “Rating Agency Guidelines - 1940 Act Asset Coverage” in the accompanying prospectus, but note that we have agreed, while the MRP Shares are outstanding, to maintain asset coverage of at least ____% instead of ____%.

The number of MRP Shares to be redeemed under these circumstances will be equal to the lesser of (1) the minimum number of MRP Shares the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, would result in our satisfying the MRP Shares Asset Coverage, MRP Shares Basic Maintenance Amount or Effective Leverage Ratio Requirement, as the case may be, in each case as of the relevant Cure Date (provided that, if there is no such minimum number of shares the redemption of which would have such result, all MRP Shares then outstanding will be redeemed), and (2) the maximum number of MRP Shares that can be redeemed out of funds expected to be available therefor on the Mandatory Redemption Date (as defined below) at the Redemption Price.

We shall allocate the number of shares required to be redeemed to satisfy the MRP Shares Asset Coverage, MRP Shares Basic Maintenance Amount or the Effective Leverage Ratio Requirement, as the case may be, pro rata among the Holders of MRP Shares in proportion to the number of shares they hold, by lot or by such other method as we shall deem fair and equitable, subject to any mandatory redemption provisions.

We are required to effect such a mandatory redemption not later than 30 days after the Cure Date, (the “Mandatory Redemption Date”), except that if we do not have funds legally available for the redemption of, or are not otherwise legally permitted to redeem, all of the required number of MRP Shares of a series that are subject to mandatory redemption, or we otherwise are unable to effect such redemption on or prior to such Mandatory Redemption Date, we will redeem those MRP Shares on the earliest practicable date on which we will have such funds available, upon notice to record owners of MRP Shares to be redeemed and the Paying Agent. Our ability to make a mandatory redemption may be limited by the provisions of the 1940 Act or Maryland law.

Redemption Procedure. Pursuant to Rule 23c-2 under the 1940 Act, we will file a notice of our intention to redeem any MRP Shares with the SEC so as to provide at least the minimum notice required by such rule or any successor provision (notice currently must be filed with the SEC generally at least 30 days prior to the redemption date).

We shall deliver a notice of redemption to the Paying Agent and the Holders of MRP Shares to be redeemed not more than 40 days prior to the applicable redemption date (“Notice of Redemption”). The Notice of Redemption will be addressed to the registered owners of the MRP Shares at their addresses appearing on our books or records. Such notice will set forth (1) the redemption date, (2) the number and identity of MRP Shares to be redeemed, (3) the redemption price (specifying the amount of accumulated dividends to be included therein and the amount of the redemption premium, if any), (4) that dividends on the MRP Shares to be redeemed will cease to accumulate on such redemption date, and (5) the provision under the Articles Supplementary by which redemption shall be made. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

If less than all of the MRP Shares are redeemed on any date, the MRP Shares per Holder to be redeemed on such date will be selected by us on a pro rata basis in proportion to the number of MRP Shares held by such Holder, by lot or by such other method as is determined by us to be fair and equitable.

If Notice of Redemption has been given, then upon the deposit with the Paying Agent of Deposit Securities sufficient to effect such redemption, dividends on such MRP Shares will cease to accumulate and such MRP Shares will be no longer deemed to be outstanding for any purpose and all rights of the Holders of the MRP Shares so called for redemption will cease and terminate, except the right of the Holders of such MRP Shares to receive the redemption price, but without any interest or additional amount. Upon written request, we shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (1) the aggregate redemption price of the MRP Shares called for redemption on such date and (2) such other amounts, if any, to which Holders of MRP Shares called for redemption may be entitled. Any funds so deposited that are unclaimed two years after such redemption date will be paid, to the extent permitted by law, by the Paying Agent to us upon our request. Subsequent to such payment, Holders of MRP Shares called for redemption may look only to us for payment.

So long as any MRP Shares are held of record by the nominee of the Securities Depository, the redemption price for such MRP Shares will be paid on the redemption date to the nominee of the Securities Depository. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price to its agent members who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

Notwithstanding the provisions for redemption described above, no MRP Shares may be redeemed unless all dividends in arrears on the outstanding MRP Shares, and any of our shares ranking on parity with the MRP Shares with respect to the payment of dividends or upon liquidation, have been or are being contemporaneously paid or set aside for payment, except in connection with our liquidation, in which case all MRP Shares and all shares ranking on parity with the MRP Shares must receive proportionate amounts. At any time we may purchase or acquire all of the outstanding MRP Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all outstanding MRP Shares of the same series.

Except for the provisions described above, nothing contained in the Articles Supplementary limits any legal right of ours to purchase or otherwise acquire any MRP Shares at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any MRP Shares for which Notice of Redemption has been given and we are in compliance with the MRP Shares Asset Coverage, MRP Shares Basic Maintenance Amount and Effective Leverage Ratio Requirement after giving effect to such purchase or acquisition on the date thereof. Any MRP Shares purchased, redeemed or otherwise acquired by us shall be returned to the status of authorized but unissued shares. If less than all outstanding MRP Shares are redeemed or otherwise acquired by us, we shall give notice of such transaction to the Paying Agent, in accordance with the procedures agreed upon by the Board of Directors.

Term Redemption Liquidity Account. On or prior to __________, 20___ ( the “Liquidity Account Initial Date”), we will cause the custodian to segregate, by means of appropriate identification on its books and records or otherwise in accordance with the custodian’s normal procedures, from our other assets (the “Term Redemption Liquidity Account”) Deposit Securities or any other security or investment owned by us rated not less than A3 by Moody’s or A− by Fitch or an equivalent rating by any other NRSRO (each a “Liquidity Account Investment” and collectively the “Liquidity Account Investments”) with a Market Value equal to at least ____% of the Term Redemption Amount (as defined below) with respect to such MRP Shares. The “Term Redemption Amount” for MRP Shares is equal to the Redemption Price to be paid on the Term Redemption Date, based on the number of MRP Shares then outstanding, assuming for this purpose that the Dividend Rate in effect at the Liquidity Account Initial Date will be the Dividend Rate in effect until the Term Redemption Date. If, on any date after the Liquidity Account Initial Date, the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account for MRP Shares as of the close of business on any Business Day is less than 110% of the Term Redemption Amount, then we will cause the custodian to take all such necessary actions, including segregating our assets as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account is at least equal to ____% of the Term Redemption Amount not later than the close of business on the next succeeding Business Day.

We may instruct the custodian on any date to release any Liquidity Account Investments from segregation with respect to the MRP Shares and to substitute therefor other Liquidity Account Investments not so segregated, so long as the assets segregated as Liquidity Account Investments at the close of business on such date have a Market Value equal to ____% of the Term Redemption Amount. We will cause the custodian not to permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Term Redemption Liquidity Account, other than liens, security interests or encumbrances arising by operation of law and any lien of the custodian with respect to the payment of its fees or repayment for its advances.

The Deposit Securities included in the Term Redemption Liquidity Account may be applied by us, in our discretion, towards payment of the Redemption Price. Upon the deposit by us with the Paying Agent of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of the MRP Shares on the Term Redemption Date, the requirement to maintain the Term Redemption Liquidity Account as described above will lapse and be of no further force and effect.

FEDERAL INCOME TAX MATTERS

The following is a general summary of the material federal income tax considerations of the ownership and disposition of MRP Shares. This discussion is based on the provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to such consequences. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special rules, such as banks, thrift institutions and certain other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt investors, individual retirement accounts, certain tax-deferred accounts, and foreign investors. Tax matters are very complicated, and the tax consequences of an investment in and holding of MRP Shares will depend on the particular facts of each investor’s situation. Investors are urged to consult their own tax advisors with respect to the application to their own circumstances of the general federal income taxation rules described below and with respect to other federal, state, local or foreign tax consequences to them before making an investment in MRP Shares. Unless otherwise noted, this discussion assumes that investors are U.S. persons for federal income tax purposes and hold MRP Shares as capital assets. For more detailed information regarding the federal income tax consequences of investing in our securities, see “Certain Federal Income Tax Matters” in the accompanying prospectus.

If an entity that is classified as a partnership for federal income tax purposes is a beneficial owner of MRP Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for federal income tax purposes and persons holding MRP Shares through a partnership or other entity classified as a partnership for federal income tax purposes are urged to consult their own tax advisors.

Federal Income Tax Treatment of Holders of MRP Shares

Under present law, we believe that the MRP Shares will constitute equity, and thus distributions with respect to the MRP Shares (other than distributions in redemption of MRP Shares subject to Section 302(b) of the Internal Revenue Code) will generally be taxable to you as ordinary income to the extent of our earnings and profits, whether paid in cash or reinvested in additional shares. A portion of such distributions (if designated by us) may qualify (i) in the case of corporate stockholders, for the dividends received deduction under Section 243 of the Code to the extent that our income consists of dividend income from U.S. corporations, excluding distributions from certain entities, including REITs, or (ii) in the case of individual stockholders, as qualified dividend income eligible to be taxed at reduced rates under Section 1(h)(11) of the Code (which generally provides for a maximum rate of 20%) to the extent that we receive qualified dividend income, and provided in each case that certain holding period and other requirements are met. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations (e.g., generally, if the issuer is incorporated in a possession of the United States or in a country with a qualified comprehensive income tax treaty with the United States, or if the stock with respect to which such dividend is paid is readily tradable on an established securities market in the United States). To be treated as qualified dividend income, the stockholder must hold the shares paying otherwise qualifying dividend income more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Earnings and profits and qualified dividend income will be allocated first to dividends on preferred stock and then to common stock.

A stockholder’s holding period may be reduced for purposes of this rule if the stockholder engages in certain risk reduction transactions with respect to the stock. A qualified foreign corporation generally excludes any foreign corporation that, for the taxable year of the corporation in which the dividend was paid or the preceding taxable year, is a passive foreign investment company. Distributions made to you from an excess of net long-term capital gain over net short-term capital losses (“capital gain dividends”), including capital gain dividends credited to you but retained by us, will be taxable to you as long-term capital gain if they have been properly designated by us, regardless of the length of time you have owned our shares. The maximum tax rate on capital gain dividends received by individuals is generally 20%. Distributions in excess of our earnings and profits will be treated by you, first, as a tax-free return of capital, which is applied against and will reduce the adjusted tax basis of your shares and, after such adjusted tax basis is reduced to zero, will generally constitute capital gain to you. Under current law, the maximum tax rate on long-term capital gains and qualified dividend income is 20%, and all ordinary dividends (including amounts treated as qualified dividends under the law currently in effect) will be taxed as ordinary income. In addition, certain stockholders may be subject to an additional 3.8% Medicare tax on net investment income. Generally, not later than 60 days after the close of its taxable year, we will provide you with a written notice designating the amount of any qualified dividend income or capital gain dividends and other distributions.

Sale, Exchange or Redemption of MRP Shares. The sale or exchange of MRP Shares by holders will generally be a taxable transaction for federal income tax purposes. Holders of shares of stock who sell or exchange such shares will generally recognize gain or loss in an amount equal to the difference between the net proceeds of the sale or exchange and their adjusted tax basis in the shares sold or exchanged. The gain or loss from the sale or exchange of MRP Shares will generally be capital gain or loss. Similarly, a redemption by us (including a redemption resulting from our liquidation), if any, of all the shares actually and constructively held by a stockholder generally will give rise to capital gain or loss under Section 302(b) of the Internal Revenue Code, except to the extent that the redemption proceeds represent declared but unpaid dividends. Other redemptions may also give rise to capital gain or loss, but certain conditions imposed by Section 302(b) of the Internal Revenue Code must be satisfied as to the redeeming stockholder to achieve such treatment. If a redemption by us does not satisfy the conditions imposed by Section 302(b) of the Internal Revenue Code for a redeeming stockholder, the redemption will constitute a distribution on the MRP Shares to the stockholder subject to the rules set forth above.

Capital gain or loss will generally be long-term capital gain or loss if the shares were held for more than one year and will be short-term capital gain or loss if the disposed shares were held for one year or less. Net long-term capital gain recognized by a noncorporate holder generally will be subject to federal income tax at a lower rate (currently a maximum rate of 20%) than net short-term capital gain or ordinary income (currently a maximum rate of 37%). For corporate holders, capital gain is generally taxed at the same rate as ordinary income, that is, currently at a maximum rate of 21%. A holder’s ability to deduct capital losses may be limited.

Backup Withholding. We may be required to withhold, for federal income tax purposes, a portion of all distributions (including redemption proceeds) payable to stockholders who fail to provide us with their correct taxpayer identification number, who fail to make required certifications or who have been notified by the IRS that they are subject to backup withholding (or if we have been so notified). Certain stockholders specified in the Internal Revenue Code and the applicable Treasury regulations are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the stockholder’s federal income tax liability provided the appropriate information is furnished to the IRS in a timely manner.

Other Taxation. Foreign stockholders, including stockholders who are nonresident alien individuals, may be subject to withholding of U.S. federal income taxes on certain distributions at a rate of 30% or such lower rates as may be prescribed by any applicable income tax treaty. Our distributions also may be subject to state and local taxes.

Foreign Account Tax Compliance Act ("FATCA") Withholding. Sections 1471 through 1474 of the Code (“FATCA”) generally impose a U.S. federal withholding tax of 30% on certain payments of dividends, interest or gross proceeds from the disposition of stock or a debt instrument paid to certain non-U.S. entities, including certain foreign financial institutions and investment funds, unless such non-U.S. entity complies with certain reporting requirements regarding its U.S. account holders and its U.S. owners. The new withholding obligations do not apply to payments on, or with respect to, debt obligations that are outstanding on July 1, 2014 unless such obligations are significantly modified (and thus are treated as being reissued for U.S. federal income tax purposes) after such date. Non-U.S. holders should consult their own tax advisors regarding FATCA and whether it may be relevant to their acquisition, ownership and disposition of the Notes.

RISKS OF INVESTING IN MANDATORY REDEEMABLE PREFERRED SHARES

Investing in any of our securities involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Therefore, before investing in MRP Shares you should consider carefully the following risks, as well as the risk factors set forth under “Risk Factors” beginning on page ___ of the accompanying prospectus.

Interest Rate Risk - MRP Shares. MRP Shares pay dividends at a fixed dividend rate. Prices of fixed income investments vary inversely with changes in market yields. The market yields on intermediate term securities comparable to MRP Shares may increase, which would likely result in a decline in the secondary market price of MRP Shares prior to their term redemption.

Secondary Market and Delayed Listing Risk. It is difficult to predict the trading patterns of MRP Shares, including the effective costs of trading MRP Shares. Moreover, MRP Shares will not be listed on a stock exchange until up to 30 days after the date of this prospectus supplement and during this time period an investment in MRP Shares will be illiquid. Even after the MRP Shares are listed on the NYSE as anticipated, there is a risk that the market for MRP Shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and credit ratings.

Early Redemption Risk. We may voluntarily redeem MRP Shares or may be forced to redeem MRP Shares to meet regulatory requirements or asset coverage requirements. Such redemptions may be at a time that is unfavorable to holders of MRP Shares. See “Asset Coverage Requirements” and “Description of Mandatory Redeemable Preferred Shares - Redemption.”

Reinvestment Risk. Given the ________ year term and potential for early redemption of MRP Shares, holders of MRP Shares may face an increased reinvestment risk, which is the risk that the return on an investment purchased with proceeds from the sale or redemption of MRP Shares may be lower than the return previously obtained from an investment in MRP Shares.

MRP Shares Accounting Designation Risk. We believe that because the MRP Shares have a fixed term, under generally accepted accounting principles we will need to classify the outstanding MRP Shares as debt securities on our financial statements.

Credit Crisis and Liquidity Risk. General market uncertainty and extraordinary conditions in the credit markets may impact the liquidity of our investment portfolio, which in turn, during extraordinary circumstances, could impact our distributions and/or the liquidity of the Term Redemption Liquidity Account. Furthermore, there may be market imbalances of sellers and buyers of MRP Shares during periods of extreme illiquidity and volatility. Such market conditions may lead to periods of thin trading in any secondary market for MRP Shares and may make valuation of MRP Shares uncertain. As a result, the spread between bid and asked prices is likely to increase significantly such that an MRP Shares investor may have greater difficulty selling his or her MRP Shares. Less liquid and more volatile trading environments could result in sudden and significant valuation increases or declines in market price for MRP Shares.

UNDERWRITING

[TO BE FURNISHED AT TIME OF OFFERING]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Husch Blackwell LLP, Kansas City, Missouri (“Husch Blackwell”). Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by ____________. Husch Blackwell and _____________ may rely on the opinion of Venable LLP, Baltimore, Maryland, on certain matters of Maryland law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and the 1940 Act and are required to file reports, including annual and semi-annual reports, proxy statements and other information with the SEC. We voluntarily file quarterly shareholder reports.

Our 20__ Annual Report, as filed with the SEC and which contains our audited financial statements as of November 30, 20__ and for the year then ended, notes thereto, and other information about us is incorporated by reference into our statement of additional information. Our 20__ ____Quarter Report, as filed with the SEC and which contain our unaudited financial statements as of ____________, 20__, notes thereto, and other information about us is incorporated by reference into our statement of additional information. These documents are available on the SEC’s EDGAR system and can be inspected and copied for a fee at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Additional information about the operation of the public reference room facilities may be obtained by calling the SEC at (202) 551-5850.

This prospectus supplement and the accompanying prospectus do not contain all of the information in our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

Additional information about us can be found on the Adviser’s website at www.tortoiseadvisors.com and in our registration statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. Information included on the Adviser’s website does not form part of this prospectus supplement. The SEC maintains a web site (http://www.sec.gov) that contains our registration statement, other documents incorporated by reference, and other information we have filed electronically with the SEC, including proxy statements and other reports we have filed with the SEC.

Insert Base Prospectus Dated __________, 20__

Tortoise Pipeline & Energy Fund, Inc.

___% Series ____ Mandatory Redeemable Preferred Shares
Liquidation Preference $____ per share
Mandatorily Redeemable _____________

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PROSPECTUS SUPPLEMENT

[INSERT UNDERWRITERS]

_________________, 20__